FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 to

ANNUAL REPORT

of

PROVINCE OF NEW BRUNSWICK

CANADA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2006

SECURITIES REGISTERED*

As of close of fiscal year)

================================================================================

                             Amounts as to                 Names of

    Title of issue         which registration            Exchanges on

                              is effective             which registered

    N/A

     N/A

  N/A

================================================================================

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission

JOHN MCNAB

Deputy Consul General

Canadian Consulate General

1251 Avenue of the Americas

New York, N.Y. 10020

Copies to:

      CHRISTOPHER J. CUMMINGS                                JOHN DICAIRE

      Shearman & Sterling LLP                          Assistant Deputy Minister

         Commerce Court West                                Treasury Division

      199 Bay Street Suite 4405                        Province of New Brunswick

     Toronto, ON Canada M5L 1E8                             P. O. Box 6000

                                                      Fredericton, New Brunswick

                                                            Canada E3B 5H1

* The Registrant is filing this amendment to its annual report on a voluntary basis.

PROVINCE OF NEW BRUNSWICK

The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended March 31, 2006 (the "Annual Report") as follows:

The following additional exhibits are added to the Annual Report:

Exhibit 99.2

Excerpt from the Province of New Brunswick "2007-2008 Budget" presented to the Legislative Assembly; and

Exhibit 99.3

The document entitled "The New Brunswick Economy 2007"

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton, New Brunswick, Canada on the 26th day of April, 2007.

                                      PROVINCE OF NEW BRUNSWICK

                                      By  /s/ Leonard Lee-White

                                        --------------------------

                                        Name:  Leonard Lee-White

                                        Title: Managing Director Debt Management

                                               Treasury Division

EXHIBIT INDEX

Exhibit 99.2

Excerpt from the Province of New Brunswick "2007-2008 Budget" presented to the Legislative Assembly

Exhibit 99.3

The document entitled "The New Brunswick Economy 2007"

4